Exhibit (j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 29, 2022, relating to the consolidated financial statements and consolidated financial highlights of Highland Resolute Fund, a series of Financial Investors Trust, for the year ended April 30, 2022, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings”, “Other Information About the Fund”, and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

August 29, 2022